EXHIBIT 10.1

Summary Sheet: Terms of Employment for Named Executive Officers for 2013

Employment Status

Pursuant to the Federal Home Loan Bank Act, the employees of the Federal Home Loan Bank of San Francisco (the "Bank"), including the Bank's chief executive officer, the chief operating officer, the chief financial officer and other current named executive officers as of December 31, 2012 (Dean Schultz, Lisa B. MacMillen, Kenneth C. Miller, Lawrence H. Parks, Suzanne Titus-Johnson and David H. Martens) (the “named executive officers”), are “at will” employees. The named executive officers may resign at any time and the Bank may terminate their employment at any time for any reason or no reason, with or without cause and with or without notice.

Each of the named executive officers receives a base salary and is eligible to participate in the Bank's executive incentive compensation plans and comprehensive benefit programs, including both qualified and nonqualified retirement benefit plans. Subject to review by the Federal Housing Finance Agency, base salaries for 2013 for the named executive officers are: Dean Schultz, $811,800; Lisa B. MacMillen, $520,000; Kenneth C. Miller, $423,300; Lawrence H. Parks, $419,600; Suzanne Titus-Johnson, $376,100 and David H. Martens, $364,200.

On occasion, the Bank may pay for resort activities for employees, including our named executive officers, in connection with business-related meetings; and in some cases, the Bank may pay the expenses for spouses/partners accompanying employees to these meetings or other Bank-sponsored events. The President receives use of a Bank-owned vehicle.

The Board adopted the Corporate Senior Officer Severance Policy ("Senior Officers' Policy") applicable to the president, executive vice president, and senior vice presidents, effective June 1, 2011. The Senor Officers' Policy provides severance benefits in the event that the employee's employment is terminated because the employee's job or position is eliminated or because the job or position is substantially modified so that the employee is no longer qualified or cannot perform the revised job. For these officers, severance under the Senior Officers' Policy is equal to the greater of (i) 12 weeks of the officer's base salary, or (ii) the sum of three weeks of the officer's base salary, plus three weeks of the officer's base salary for each full year of service and three weeks of base salary prorated for each partial year of service at the Bank to a maximum of 52 weeks of base salary. The Senior Officers' Policy also provides one month of continued health and life insurance benefits and, at the Bank's discretion, outplacement assistance. The Senior Officers' Policy also provides severance payments in connection with a "Change in Control" (as defined by the Senior Officers' Policy).